Exhibit 99.1

NEWS RELEASE
BROOKFIELD HOMES REPORTS 2009 SECOND QUARTER RESULTS
Investors, analysts and other interested parties can access Brookfield Homes’ Supplemental Information Package on Brookfield Homes’ website under the Investor Relations/Financial Reports section at www.brookfieldhomes.com. Brookfield Homes’ year end investor conference call can be accessed by teleconference on July 29, 2009 at 4:30 pm (Eastern Time) at 1-800-319-4610, toll free in North America or 1-604-638-5340. The archived teleconference may be accessed by dialing 1-800-319-6413 (Pincode: 2818), toll free in North America through August 29, 2009. Alternatively, the conference call can be accessed by Webcast on Brookfield Homes’ website at www.brookfieldhomes.com.
Fairfax, Virginia, July 29, 2009 — (BHS: NYSE) Brookfield Homes Corporation today announced net new orders and financial results for the second quarter ended June 30, 2009:

Unit Activity	Three Months Ended June 30		Six Months Ended June 30
(per unit)	2009	2008	2009	2008

Net new home orders	266	237	419	468
Home closings	169	216	243	336
Backlog of homes (units at end of period)	310	287	310	287
Average home selling price	$486,000	$548,000	$485,000	$558,000

*	Unit information includes joint ventures
•	Net new orders for the second quarter ended June 30, 2009 were 266 units, up 12% when compared to the same quarter in 2008.

Results of Operations	Three Months Ended June 30		Six Months Ended June 30
(Millions, except per share amounts)	2009	2008	2009	2008

Total revenue	$95	$120	$132	$189
Housing revenue	82	115	117	181
Impairment and write-offs of option deposits	4	17	8	23
Gross margin	5	(2)	5	2
Impairment of investments in housing and land joint ventures	—	10	12	10
Net loss attributable to Brookfield Homes Corporation	—	(9)	(10)	(21)
Loss per share — diluted	$(0.12)	$(0.33)	$(0.51)	$(0.80)

•	Revenue for the three months ended June 30, 2009 totaled $95 million, compared to $120 million for the same period in 2008.
•	The decrease in housing revenue is primarily due to 47 fewer home closings during the second quarter of 2009 when compared to the same period in 2008, together with the company’s selling price averaging $486,000 compared to $548,000 during the same period last year.
•	Net income attributable to Brookfield Homes Corporation for the three months ended June 30, 2009 was $0.2 million, compared to a net loss of $9 million for the same period in 2008. For the three months ended June 30, 2009, the company reported a loss of $0.12 per share after preferred share dividends, compared to a net loss of $0.33 per share for the same period in 2008.
•	The company recorded impairments on housing and land inventory of $4 million. This compares to impairment charges for the second quarter of 2008 on housing and land inventory of $17 million and $10 million on investments in housing and land joint ventures.
•	Cash flow from operating activities was $16 million for the three months ended June 30, 2009.
Operating Highlights and Recent Developments
•	Net New Orders and Home & Lot Closings: Net new orders for the three months ended June 30, 2009 were 266 units, an increase of 29 units when compared to the same period in 2008. The company currently sells from 30 active communities, compared to 33 for the second quarter of 2008. From these communities, the company closed 169 homes for the second quarter of 2009, compared to 216 home closings for the same quarter in 2008.
•	Lots Owned and Controlled: At June 30, 2009, the company owned or controlled 27,052 lots. A summary of lots, owned or controlled under option, by region, follows:

	Northern	Southland /	San Diego /	Washington	Corporate
	California	Los Angeles	Riverside	D.C. Area	and Other	Total

Lot supply
Owned Directly	968	1,102	9,683	2,345	205	14,303
Joint Ventures	—	254	1	1,410	63	1,728
Optioned	6,182	2,039	1,500	1,300	—	11,021

Total lot supply — Jun/09	7,150	3,395	11,184	5,055	268	27,052
Geographic diversification of lots — Jun/09	26%	13%	41%	19%	1%	100%

Total lot supply — Dec/08	7,290	3,460	8,105	4,981	273	24,109
Geographic diversification of lots — Dec/08	30%	14%	34%	21%	1%	100%

•	Acquisitions: During the quarter, the company acquired 1,412 lots in the San Diego/Riverside area for $12 million.
Outlook
Sales improved in the second quarter, with increased traffic contributing to a 12% increase in net new orders compared to the same quarter last year. A reduction in overall cancellation rates has also occurred. The company continues to see an improvement in net new orders for the month of July when compared to July 2008.
Selling communities have seen an increased number of homebuyers take advantage of improved affordability, low interest rates, declining home prices and government stimulus programs. However, the North American homebuilding industry continues to face a number of challenges, with home foreclosures continuing to have an effect on inventory and new home sales. Despite these challenging conditions, this risk is mitigated by the company’s assets which are largely located in geographic areas with a constrained supply of lots and which have demonstrated strong economic characteristics over the long term.
Looking forward to the remainder of 2009, Brookfield Homes Corporation continues to make significant progress in meeting its goals, specifically:
•	Strengthening the balance sheet by completing the $250 million rights offering to stockholders in the second quarter of 2009.

•	Entitling or advancing the entitlement of optioned lots which also provide visibility on future cash flows. The goal is to entitle 1,500 lots during 2009 and 2010.
•	Deferring significant development of land until there is a meaningful reduction in current inventories.
•	Increasing the lots controlled in certain strategic market areas where the company has developed a strong reputation and relationships within the community. The company acquired 1,800 lots during the first quarter of 2009 and 1,412 lots during the second quarter of 2009, both through foreclosure sales.
With the acquisition of the aforementioned lots, the company now targets approximately $90 million of operating cash flow in 2009. Brookfield Homes Corporation plans to utilize this capital to continue to reduce its debt. During the second quarter, $16 million of operating cash flow was generated, while $53 million of project-specific debt was repaid from operating cash flow and proceeds received from the preferred stock issuance.
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Brookfield Homes Corporation
Brookfield Homes Corporation is a land developer and homebuilder. We entitle and develop land for our own communities and sell lots to third parties. We also design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. Our portfolio includes 27,000 lots owned and controlled in the Northern California; Southland / Los Angeles; San Diego / Riverside; and Washington D.C. Area markets.
Contact Information:
Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com
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Note: Certain statements in this press release that are not historical facts, including information concerning possible or assumed future results of operations of the company, the company’s 2009 goals, visibility on future cash flows, expected investment in land development, targeted 2009 operating cash flow and planned use of capital, the entitlement and monetization of lots (and the timing thereof), the company’s future outlook and growth plans including lots controlled, and those statements preceded by, followed by, or that include the words “believe”, “planned”, “anticipate”, “should”, “goals”, “expected”, “potential,” “estimate,” “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Brookfield Homes Corporation
Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30		June 30
(thousands, except per share amounts) (unaudited)	2009	2008	2009	2008

Revenue
Housing	$82,051	$115,235	$117,412	$181,641
Land	13,050	4,525	14,868	7,811

Total revenue	95,101	119,760	132,280	189,452
Direct cost of sales
Housing	(75,250)	(101,679)	(106,890)	(157,546)
Land	(10,570)	(3,609)	(12,222)	(7,098)
Impairment of housing and land inventory and write-off of option deposits	(4,258)	(16,651)	(8,158)	(22,801)

	5,023	(2,179)	5,010	2,007
Selling, general and administrative expense	(13,545)	(15,087)	(25,274)	(31,692)
(Loss) / equity in earnings from housing and land joint ventures	(231)	2,385	2,128	2,424
Impairment of investments in housing and joint ventures	—	(10,000)	(11,618)	(10,000)
Other income / (expense)	8,505	8,613	10,950	(417)

Loss before income taxes	(248)	(16,268)	(18,804)	(37,678)
Income tax (expense) / recovery	(115)	5,413	6,204	13,061

Net loss	$(363)	$(10,855)	$(12,600)	$(24,617)
Less net loss attributable to noncontrolling interest and other interests in consolidated subsidiaries	550	2,020	2,478	3,306

Net income / (loss) attributable to Brookfield Homes Corporation	$187	$(8,835)	$(10,122)	$(21,311)

Weighted average common shares outstanding
Basic	26,769	26,663	26,769	26,663
Diluted	26,769	26,663	26,769	26,663

Loss per share
Basic	$(0.12)	$(0.33)	$(0.51)	$(0.80)
Diluted	$(0.12)	$(0.33)	$(0.51)	$(0.80)

Brookfield Homes Corporation
Condensed Balance Sheets

	As at June 30	As at Dec. 31
(thousands) (unaudited)	2009	2008

Assets
Housing and land inventory	$938,685	$946,875
Investments in housing and land joint ventures	103,839	105,261
Consolidated land inventory not owned	3,328	3,328
Receivables and other assets	29,035	92,333
Cash and cash equivalents	464	—
Deferred income taxes	65,834	59,438

	$1,141,185	$1,207,235

Liabilities and Stockholders’ Equity
Project specific financings	$353,192	$433,580
Revolving and other financings	136,700	314,977
Accounts payable and other liabilities	101,465	146,320

Total liabilities	591,357	894,877
Other interests in consolidated subsidiaries	50,705	49,839
Stockholders’ equity	499,123	262,519

	$1,141,185	$1,207,235